Exhibit 99.1

Velo3D Announces Changes to Its Board of Directors

Company Appoints Retired Navy Rear Admiral Jason Lloyd and Kenneth Thieneman to its Board of Directors

Fremont, California, April 28, 2025 - Velo3D, Inc. (OTC: VLDX), a leading metal additive manufacturing technology company for mission-critical parts, today announced that Retired Navy Rear Admiral Jason Lloyd and Kenneth Thieneman, CEO of Thieneman Construction, Inc, have been appointed to the Company’s Board of Directors (the “Board”) effective April 24, 2025. On April 22, 2025, Brad Kreger, Velo3D’s Chief Operating Officer, and Michael Idelchik have resigned from the Board.

“We are excited to welcome Jason and Ken to our Board,” said Arun Jeldi, CEO of Velo3D. “Jason’s experience in maritime engineering and design as well as his recognized leadership in the United States Navy will prove invaluable as we further expand our defense industry efforts while Ken’s operational and financial skill set as CEO of Thieneman Construction will be critical as we continue to execute on our new go-to-market growth strategy. Finally, I would like to thank Brad and Michael for their dedication and service to Velo3D over the last year as they have been instrumental in helping position the company for future success.”

Jason Lloyd has been the vice president of Maritime Engineering and Design of TotalTek since August 2024. He previously served as the chief engineer at Naval Sea Systems Command from May 2020 to June 2024. Prior to this tour, Lloyd held multiple positions at Newport News Shipbuilding, including commanding officer of supervisor of shipbuilding from 2017-2020 and as the first reactor officer on USS Gerald R. Ford from 2013 to 2016. Rear Admiral (ret) Lloyd holds a Master of Science in Mechanical Engineering from Naval Postgraduate School and a Bachelor of Science degree in Mechanical Engineering from Florida State University.

Kenneth Thieneman is the founder and chief executive officer of Thieneman Construction, Inc., a self-performing environmental general contractor specializing in water and wastewater treatment projects since 1999. He held multiple positions at Bowen Engineering, a nationwide industrial water and CCR construction expert, including serving as the vice president from 1997 to 1999. Mr. Thieneman also is the co-inventor of Algaewheel, the world’s most commercially advanced algal wastewater treatment technology with patents in twenty countries, and he serves as the vice president operations since 2005. Prior to this, he established Thieneman Homes in 2000 and Thieneman Properties, LLC in 2007. Mr. Thieneman holds a Bachelor of Science degree in engineering and management from Purdue University.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Aerojet Rocketdyne, Lockheed Martin, Avio, and General Motors. Velo3D was named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or X.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s goals for 2025 and the Company’s other expectations, hopes, beliefs, intentions, or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW, FLOW DEVELOPER, and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

###

Investor Relations:

Velo3D
Bob Okunski, VP Investor Relations
investors@velo3d.com

Media Contact:

Velo3D
Michelle Sidwell, CRO
press@velo3d.com